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                  U.S. SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C.  20549

                                FORM 12b-25

                        NOTIFICATION OF LATE FILING

                                                SEC FILE NUMBER  33-31068

                                                CUSIP NUMBER  115605-30-5

(Check One):
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[ ] Form 10-K and Form 10-KSB   [ ] Form 20-F  [ ] Form 11-K
[X] Form 10-Q and Form 10-QSB   [ ] Form N-SAR

For Period Ended:  December 31, 1996
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[ ] Transition Report on Form 10-K
[ ] Transition Report on Form 20-F
[ ] Transition Report on Form 11-K
[ ] Transition Report on Form 10-Q
[ ] Transition Report on Form N-SAR

For the Transition Period Ended:
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      Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

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      If the notification relates to a portion of the filing checked above,
identify the Item(s) to which the notification relates:    (Not applicable)

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PART I -- REGISTRANT INFORMATION
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                     BROWN DISC PRODUCTS COMPANY, INC.
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Full Name of Registrant

                             (Not applicable)
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Former Name if Applicable

                           1120-B  ELKTON DRIVE
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Address of Principal Executive Office (Street and Number)

                  COLORADO SPRINGS, COLORADO   80907-3568
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City, State and Zip Code

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PART II -- RULES 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rules 12b-25(b), the following should be completed. (Check box if appropriate)

      |  (a)      The reasons described in reasonable detail in Part
      |           III of this form could not be eliminated without
      |           unreasonable effort or expense;
      |
      |  (b)      The subject annual report, semi-annual report,
      |           transition report on Form 10-K, Form 20-F, 11-K,
[ ]   |           Form N-SAR, or portion thereof, will be filed on
      |           or before the fifteenth calendar day following the
      |           prescribed due date; or the subject quarterly
      |           report of transition report on Form 10-Q, or
      |           portion thereof will be filed on or before the
      |           fifth calendar day following the prescribed due
      |           date; and
      |
      |  (c)      The accountant's statement or other exhibit
      |           required by Rule 12b-25(c) has been attached if
      |           applicable.

PART III -- NARRATIVE

State below in reasonable detail the reasons why the Form 10-K, 20-F, 11-K, 10-Q, N-SAR, or the transition report or portion thereof, could not be filed within the prescribed time period. (ATTACH EXTRA SHEETS IF NEEDED)

      Brown Disc Products Company, Inc. ("Registrant") has not completed its Form 10-QSB for the fiscal quarter ended December 31, 1996 due to a delay in finalizing accruals required for the preparation of its financial statements for the three months ended December 31, 1996. The Registrant anticipates that its Report on Form 10-QSB for the period ended December 31, 1996 will be filed on or before February 28, 1997.


PART IV -- OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

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

      RONALD H. COLE                (719)             593-1015
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      (Name)                        (Area Code)       (Telephone Number)

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(2)   Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If answer is no, identify report(s).
                                                             [X] Yes    [ ] No

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report of portion thereof?
                                                             [ ] Yes    [X] No

      If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.
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                          VISTA TECHNOLOGIES INC.
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                  (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

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Date:  February 14, 1997       By: /s/ Ronald H. Cole
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                               Ronald H. Cole, Chairman of the Board,
                                 Chief Executive Officer and
                                 Chief Financial Officer

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INSTRUCTION:  The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.

                                   ATTENTION
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   Intentional misstatements or omissions of fact constitute Federal Criminal
                        Violations (See 18 U.S.C. 1001)
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